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                                                                   Exhibit 99.8

PERSONAL AND CONFIDENTIAL

February 28, 2002

Board of Directors
Cytyc Corporation
85 Swanson Road
Boxborough, MA 01719

Re: Initially filed Registration Statement on Form S-4 of Cytyc Corporation ("Cytyc") relating to shares of Common Stock, par value $0.01 per share, of Cytyc being registered in connection with the offer to exchange all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Digene Corporation ("Digene")

Ladies and Gentlemen:

   Reference is made to our opinion letter dated February 19, 2002 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock of the Consideration (as defined therein) to be received by such holders in the Offer and the Merger (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of February 19, 2002, among Cytyc, Cruiser, Inc., a wholly-owned subsidiary of Cytyc, and Digene.

   The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Digene in connection with its consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Cytyc has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Cytyc.

   In that regard, we hereby consent to the reference to the opinion of our Firm in the above-mentioned Registration Statement under the captions "Questions and Answers About the Proposed Combination," "Reasons for the Offer and the Merger," "Summary - Opinion of Financial Advisor to Digene" and "The Offer - Purpose of the Offer; The Merger; Appraisal Rights -- Opinion of Financial Advisor to Digene" and to the inclusion of the foregoing opinion as Annex D in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

   Very truly yours,

   /s/  GOLDMAN, SACHS & CO.
   (GOLDMAN, SACHS & CO.)

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